Exhibit 99.1

FOR IMMEDIATE RELEASE: MARCH 25, 2024

LEGGETT & PLATT AMENDS CREDIT AGREEMENT

Carthage, Mo., March 25, 2024 —

Diversified manufacturer Leggett & Platt announced today that it has entered into an amended agreement for its existing revolving credit facility to provide additional borrowing capacity and financial flexibility.

Pursuant to the terms of the amended agreement, the Company has increased the leverage ratio under the financial covenant from 3.5x to 4.0x trailing 12-months adjusted EBITDA1 through June 30, 2025. The leverage ratio will revert to 3.5x as of September 30, 2025, and remain at 3.5x until the facility’s maturity date on September 30, 2026.

President and CEO Mitch Dolloff commented, “The amended credit agreement reflects our commitment to maintaining our long-held financial strength. We are confident that the amended agreement will provide us with ample liquidity and flexibility as we manage near-term weak demand in residential end markets.”

Dolloff continued, “As a Board and management team, we are carefully evaluating our capital allocation priorities, including the amount of cash allocated to our dividend program, to ensure that we maintain a strong and stable financial position as we execute our operating initiatives and drive the long-term success of Leggett.”

Additional details regarding the credit agreement amendment will be filed on the Form 8-K with the Securities and Exchange Commission.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer that designs and produces a broad variety of engineered components and products that can be found in many homes and automobiles. The 141-year-old Company is a leading supplier of bedding components and private label finished goods; automotive seat comfort and convenience systems; home and work furniture components; geo components; flooring underlayment; hydraulic cylinders for material handling and heavy construction applications; and aerospace tubing and fabricated assemblies.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Cassie J. Branscum, Vice President, Investor Relations

Kolina A. Talbert, Manager, Investor Relations

[1]	Calculated differently than the ratio presented in the Company’s press releases and investor materials.